EXHIBIT 99
For more information contact:
Barbara Bolens (414) 438-6940
Brady Corporation announces additional share buyback program
     MILWAUKEE (September 30, 2008)—Brady Corporation (NYSE:BRC) announced today that its Board of Directors has authorized a share buyback program for up to 1 million additional shares of the Company’s common stock. The share repurchase plan may be implemented from time to time on the open market or in privately negotiated transactions, with repurchased shares available for use in connection with the Company’s stock-based plans and for other corporate purposes.
     “Brady’s continued strong cash flow provides us the flexibility to re-purchase shares opportunistically as markets allow, and reduce the dilutive effect of our equity-based incentive plans,” said Brady CFO Thomas J. Felmer.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 7,800 people at operations in the Americas, Europe and Asia/Pacific. The company’s fiscal 2008 sales were approximately $1.523 billion. More information is available on the Internet at www.bradycorp.com.
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